Exhibit 99.1

BPZ Energy Provides Second Quarter and Six Month Period ended June 30, 2012 Financial Results and Operational Update

HOUSTON, TX - August 8, 2012 -BPZ Energy, (NYSE: BPZ; BVL: BPZ), an independent oil and gas exploration and production company, today provided a financial and operational update for the three and six months ended June 30, 2012.

For the second quarter of 2012, the Company reported an operating loss of $6.7 million and a net loss of $8.5 million, or $0.07 per share, compared to operating income of $8.9 million and net income of $0.3 million, or breakeven on a per share basis, for the same period last year.

The operating loss in the second quarter of 2012 was due to higher operating costs along with lower sales volumes and realized pricing compared to the same period last year.  The net loss includes second quarter debt extinguishment costs of $7.3 million related to the prepayment of a portion of the $75 million secured debt facility.

For the six months ended June 30, 2012, the Company reported an operating loss of $25.6 and a net loss of $35.8 million, or $0.31 per share, compared to operating income of $9.2 million and a net loss of $7.8 million, or $0.07 per share for the same period last year.

The operating loss for the six months ended June 30, 2012, compared to the same period last year, was mainly due to increased geological, geophysical and engineering (GG&E) expenses of $19.0 million related to the offshore 3D seismic acquisition activity underway at Block Z-1 and higher lease operating costs of $5.8 million.  For the first half of 2012, lower oil sales volumes were partly offset by higher sales prices compared to the same period last year.

Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and non-recurring charges (EBITDAX) was $7.9 million and $24.7 million for the three and six months ended June 2012, respectively, compared to $19.6 million and $36.6 million for the same periods last year, respectively.  A reconciliation table to net loss, the most directly comparable GAAP measure to EBITDAX, and the rationale for this non-GAAP financial measure is included later in the release.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenue:
Oil revenue, net	$32,679	$35,646	$69,154	$73,362
Other revenue	2	1,293	80	2,282

Total net revenue	32,681	36,939	69,234	75,644

Operating and administrative expenses:
Lease operating expense	12,694	7,521	24,062	18,273
General and administrative expense	10,425	9,276	17,556	18,307
Geological, geophysical and engineering expense	2,442	1,462	26,732	7,719
Depreciation, depletion and amortization expense	11,648	9,231	23,154	19,277
Standby costs	1,409	492	2,599	2,821
Other expense	756	-	756	-

Total operating and administrative expenses	39,374	27,982	94,859	66,397

Operating income (loss)	(6,693)	8,957	(25,625)	9,247

Other income (expense):
Loss from investment in Ecuador property, net	(47)	(47)	(94)	(94)
Interest expense	(4,080)	(4,905)	(10,290)	(8,640)
Loss on extinguishment of debt	(7,318)	-	(7,318)	-
Gain (loss) on derivatives	8,407	(321)	2,039	(4,623)
Interest income	7	2	10	233
Other income (expense)	(198)	(14)	(245)	192

Total other expense, net	(3,229)	(5,285)	(15,898)	(12,932)

Income (loss) before income taxes	(9,922)	3,672	(41,523)	(3,685)

Income tax expense (benefit)	(1,422)	3,380	(5,732)	4,116

Net income (loss)	$(8,500)	$292	$(35,791)	$(7,801)

Basic net income (loss) per share	$(0.07)	$0.00	$(0.31)	$(0.07)
Diluted net income (loss) per share	$(0.07)	$0.00	$(0.31)	$(0.07)

Basic weighted average common shares outstanding	115,573	115,322	115,543	115,260
Diluted weighted average common shares outstanding	115,573	115,776	115,543	115,260

Production and Revenue Summary

Production

Total offshore Block Z-1 oil production from the Corvina and Albacora fields for the second quarter ended June 30, 2012 was 323 thousand barrels (MBbls), or 3,550 barrels of oil per day (bopd), compared to 377 MBbls, or 4,142 bopd, for the same period in 2011.  All production numbers noted in the release are on a 100% gross basis.

For the first half of 2012, total oil production was 676 MBbls, or 3,715 bopd, compared to 752 MBbls, or 4,155 bopd for the same period last year.

Year-over-year, Corvina field production was lower due to natural declines, partly offset by higher production at the Albacora field.

Revenue

For the three months ended June 30, 2012, net oil revenue decreased by $2.9 million to $32.7 million from $35.6 million for the same period in 2011.  The lower net oil revenue is due to a decrease in the amount of oil sold of 12 MBbls, from 336 MBbls in the three months ended June 30, 2011 to 324 MBbls for the same period in 2012 and by a decrease of $5.12 in the average per barrel sales price received.  The average net oil sales price for the second quarter 2012 was $101.00, compared to $106.12 for the same period last year.

For the six months ended June 30, 2012, net oil revenue decreased by $4.2 million to $69.2 million from $73.4 million for the same period in 2011.  The decrease in net oil revenue is due to a decrease in the amount of oil sold of 73 MBbls, from 731 MBbls in the six months ended June 30, 2011 to 658 MBbls for the same period in 2012, partially offset by an increase of $4.73, or 4.7%, in the average per barrel sales price received.  The average net oil sales price for the six-month period ended June 30, 2012 was $105.14, compared to $100.41 for the same period last year.

Expense Summary

Lease Operating Expense

For the three months ended June 30, 2012, lease operating expense (LOE) increased to $12.7 million ($39.24 per Bbl) from $7.5 million ($22.39 per Bbl) for the same period in 2011.  Higher LOE expenses were due to increased repair and maintenance expenses of $2.4 million, increased contract services of $1.1 million, increased rental expenses of $0.5 million, increased salary expenses of $0.3 million, increased fuel costs of $0.2 million and increased other LOE of $0.7 million.

For the six months ended June 30, 2012, LOE increased by $5.8 million to $24.1 million ($36.58 per Bbl) from $18.3 million ($25.01 per Bbl) for the same period in 2011.  The increase in the LOE was due to increased repair and maintenance expenses of $3.4 million, increased contract services of $1.7 million, increased equipment rental of $0.8 million, increased fuel costs of $0.5 million, increased salary expenses of $0.5 million and increased other LOE of $0.7 million.  Partially offsetting these increases to expense was a higher value associated with the current period oil inventory build of $1.8 million.

For both the three and six-month periods ended June 30, 2012, the increase in LOE was also due to higher marine costs on certain vessels, compared to the same periods last year, as some vessels and related equipment were leased to a third party contractor in 2011.  Additionally, increased costs incurred by the Company for artificial lift contributed to higher LOE, whereas in the comparable periods last year no artificial lift was utilized.

General and Administrative Expense

For the three months ended June 30, 2012, general and administrative (G&A) expenses increased by $1.1 million to $10.4 million from $9.3 million for the same period in 2011.

Stock-based compensation expense, a subset of G&A expenses, decreased by $0.5 million to $0.7 million for the three months ended June 30, 2012 from $1.2 million for the same period in 2011.

For the three months ended June 30 2012, G&A expenses, excluding stock-based compensation, increased $1.6 million to $9.7 million from $8.1 million for the same period in 2011.  The $1.6 million increase is due to higher third party costs of $1.1 million primarily related to the Block Z-1 Transaction described below, higher other taxes of $0.7 million, partially offset by other lower general and administrative expenses in 2012 of $0.2 million.

For the six months ended June 30, 2012, G&A expenses decreased by $0.8 million to $17.5 million from $18.3 million for the same period in 2011.

Stock-based compensation expense decreased $1.0 million to $1.4 million for the six months ended June 30, 2012 compared with $2.4 million for the same period in 2011.

G&A expenses, excluding stock based compensation, increased by $0.2 million to $16.1 million for the six months ended June 30, 2012, compared with $15.9 million for the same period in 2011.  The increase is due to higher third party costs of $1.1 million primarily related to the Block Z-1 Transaction, higher other taxes of $0.5 million, partially offset by lower salary and related costs of $1.4 million.

Geological, Geophysical and Engineering

For the three months ended June 30, 2012, geological, geophysical and engineering (GG&E) expenses increased $0.9 million to $2.4 million compared to $1.5 million for the same period in 2011.  For the six months ended June 30, 2012, GG&E expenses increased $19.0 million to $26.7 million compared to $7.7 million for the same period in 2011.

The increase for both the three and six-month periods ended June 30, 2012 compared to the same periods in 2011, is due to increased seismic acquisition activity associated with our seismic data acquisition plan for Block Z-1 in 2012, compared to lower expenses for our seismic data acquisition plan for Block XXII and Block XXIII in 2011.

Depreciation, Depletion and Amortization Expense

For the three and six months ended June 30, 2012, depreciation, depletion and amortization (DD&A) expense was $11.7 million and $23.2 million, respectively.  For the three and six months ended June 30, 2011, DD&A expense was $9.2 million and $19.3 million, respectively.

The increase in DD&A expense for both the three and six months ended June 30, 2012, compared to the same periods in 2011, is due to a lower reserve base in the Corvina and Albacora fields during 2012 and additional production equipment and general equipment added toward the end of 2011.

Standby Costs

For the three and six-month periods ended June 30, 2012, the Company incurred $1.4 million and $2.6 million, respectively, mostly related to standby rig costs for the Petrex-18 rig.  For the three and six-month periods ended June 30, 2011, the Company incurred $0.5 million and $2.3 million, respectively, in standby rig costs for the Petrex-9 rig, which the Company returned to the service provider in January 2012 after expiration of the contract.  During 2011, the Petrex-18 rig was rented to another operator and returned to the Company in January 2012.

Other Income (Expense)

For the three months ended June 30, 2012, total other expense decreased $2.1 million to $3.2 million, compared to $5.3 million for the same period in 2011.

During the second quarter of 2012, the Company recognized approximately $4.1 million of net interest expense, which includes $7.8 million of interest expense reduced by $3.7 million of capitalized interest expense.  For the same period in 2011, the Company recognized $4.9 million in net interest expense which included $6.6 million of interest expense reduced by $1.7 million of capitalized interest.  The lower net interest expense is due to higher capitalization of interest, mainly related to the costs associated with the construction of the CX-15 platform.

In addition, the Company recognized a $7.3 million loss on the extinguishment of debt in the second quarter of 2012.

In connection with obtaining the $40.0 million and the $75.0 million secured debt facilities in January and July 2011, the Company entered into performance based arranger fees that the Company accounts for as embedded derivatives.  As a result of the fair value measurement for the three months ended June 30, 2012 and 2011, the gain associated with the embedded derivatives increased $8.7 million to an $8.4 million gain for the three months ended June 30, 2012 from a $0.3 million loss for the same period in 2011.

For the six-month period ended June 30, 2012, total other expense increased $3.0 million to $15.9 million, compared to $12.9 million during the same period in 2011.

For the six-month period ended June 30, 2012, net interest expense was $10.3 million, which includes $17.0 million of interest expense reduced by $6.7 million of capitalized interest expense.   This compares to $8.6 million in net interest expense, which included $13.0 million of interest expense reduced by $4.4 million of capitalized interest for the same period in 2011.

The increase of $1.7 million in net interest expense for the six months ended June 30, 2012, compared to the same period in 2011, is due to higher debt outstanding in 2012 compared to 2011, partially offset by higher capitalized interest related to the costs associated with the CX-15 platform.

In addition, the Company recognized a $7.3 million loss on the extinguishment of debt in the first half of 2012.

As a result of the fair value measurement for the six-months ended June 30, 2012 and 2011, the gain associated with the embedded derivatives described above increased $6.6 million to a $2.0 million gain for the six months ended June 20, 2012 from a loss in the same period in 2011 of $4.6 million.

Income Taxes

For the three months ended June 30, 2012, the Company recognized an income tax benefit of approximately $1.4 million on loss before income taxes of approximately $9.9 million.  For the same period in 2011, the Company recognized an income tax expense of approximately $3.4 million on income before income tax of approximately $3.7 million.

For the six months ended June 30, 2012, the Company recognized an income tax benefit of approximately $5.7 million on a loss before income taxes of approximately $41.5 million.  For the same period in 2011, the Company recognized an income tax expense of approximately $4.1 million on a loss before income taxes of approximately $3.7 million.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At June 30, 2012, the Company had cash and cash equivalents of $97.4 million, a current accounts receivable balance of $4.2 million and a working capital surplus of $94.6 million.

Capital Expenditures

For the three months ended June 30, 2012, capital expenditures were $17.8 million, including $3.7 million of capitalized interest.  For the six months ended June 30, 2012, capital expenditures were $40.3 million, including $6.7 million of capitalized interest.

For the six months ended June 30, 2012, capital expenditures, excluding capitalized interest, were $33.6 million allocated as follows:

•	$28.0 million related to costs incurred in the design and fabrication of the CX-15 platform and facilities;
•	$4.6 million for development and equipment for permanent production facilities; and
•	$1.0 million for other projects, including the power plant and lease automatic custody transfer unit.

Capital Resources

At June 30, 2012, outstanding long-term debt and short-term debt consisted of the 2015 Convertible Notes with a par value of $170.9 million, a $40 million secured debt facility, a $35 million (previously $75 million) secured debt facility and $141.7 million of loans from Pacific Rubiales Energy Corp. (Pacific Rubiales).  At June 30, 2012, the current and long-term portions of our debt were $19.1 million and $347.7 million, respectively.

Block Z-1 Transaction

On April 27, 2012, the Company signed a stock purchase agreement with Pacific Rubiales to sell a 49% interest in the Company’s existing license to explore and develop offshore Block Z-1 in Peru for cash of $150 million.  The Company expects to close the transaction once approvals from relevant Peruvian authorities are obtained, expected to occur sometime in 2013.

Under the terms of the agreement, Pacific Rubiales has also committed to carry $185 million of the Company’s share of capital and exploratory expenditures in Block Z-1 from the effective date of the agreement, which is January 1, 2012.  After the $185 million commitment for the Company’s capital and exploratory expenditures has been satisfied by Pacific Rubiales, each partner will share these expenditures in accordance with their respective participating interest.

In connection with the agreement, Pacific Rubiales has agreed to provide loans that provide funds for capital and exploratory expenditures from the effective date through the completion date of the transaction when approvals from relevant Peruvian authorities are obtained.  The loans will not accrue interest except in the event of termination prior to completion of the transaction.

Loan Agreements

In conjunction with the signing of the stock purchase agreement, the Company also amended terms of its bank facilities.  The existing $75 million secured debt facility was reduced to $35 million, final maturity was extended to July 2015, and the principal repayment schedule and covenants were revised.

With respect to the existing $40 million secured debt facility, the Company also extended the maturity to January 2015 and amended the principal repayment schedule and covenant package.

SUBSEQUENT EVENTS

The $75 million secured debt facility (later reduced to $35 million) was amended on July 30, 2012, to extend the date for receiving the environmental permit to allow commissioning of the permanent production facilities and entering into commercial production at the Albacora field from July 31, 2012 to November 30, 2012.

Reconciliation of non-GAAP measure

The table below represents a reconciliation of EBITDAX to net income (loss), the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income (loss)	$(8,500)	$292	$(35,791)	$(7,801)
Interest expense	4,080	4,905	10,290	8,640
Loss on extinguishment of debt	7,318	-	7,318	-
Income tax expense (benefit)	(1,422)	3,380	(5,732)	4,116
Depreciation, depletion and amortization expense	11,648	9,231	23,154	19,277
Geological, geophysical and engineering expense	2,442	1,462	26,732	7,719
Other expense	756	-	756	-
(Gain) loss on derivatives	(8,407)	321	(2,039)	4,623
EBITDAX (a)	$7,915	$19,591	$24,688	$36,574

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Operations Update

Offshore Block Z-1

Corvina Field

CX-15 Platform

The new CX-15 platform and hull are en route from Shanghai, China to the Corvina field in Peru.  It is estimated that the vessel carrying the CX-15, the Osprey, will take about four to five weeks to arrive offshore Peru, with installation in the Corvina field in the second half of September.

In the interim, preparations continue to begin new development drilling at the Corvina field.  A pipe laying barge has departed to the area to begin installing the pipelines that will be used to interconnect the CX-11 and CX-15 platforms.  The interconnections provide for the ability to further optimize gas or water reinjection in the field, and expand effective processing capacity.

The Petrex-28 drilling rig has been contracted for the CX-15 platform and will arrive in September, with new development drilling expected to begin in October.

CX-11 Well Workovers

The six-well workover program at the CX-11 platform is now underway utilizing the Petrex-10 workover rig and is expected to last six months.  Goals of the program include production optimization and correction of a mechanical problem in one of the gas reinjection wells that is affecting the performance of two oil producing wells.

Albacora Field

Oil production continues from the Albacora field. The Peruvian Ministry of Energy and Mines (MEM) granted an extension on June 28, 2012 of the gas flaring permit for the Company’s Albacora field operations through December 28, 2012, allowing oil production testing to continue under a gas flaring permit.  The environmental permit to allow for reinjection of gas and water is expected to be received by the Peruvian Ministry of Energy and Mines in the near future allowing for the startup process of the reinjection equipment, already in place.

Seismic

Processing of approximately 1,200 square kilometers of 3D data from the initial phase of the Block Z-1 seismic program has begun. A second boat is being contracted to enable seismic acquisition of certain remaining areas given that the CGGVeritas Vantage vessel was unable to safely navigate the restricted waters between the platforms and shore due to high fishing vessel traffic and unusual currents.   The second phase of 3D seismic acquisition on the remaining areas of Block Z-1 is expected to recommence in August, with completion expected in the fourth quarter of 2012.

Onshore Blocks XIX and XXIII

The data room for Blocks XIX and XXIII is now open, with the formal process to find a joint venture partner for these onshore blocks managed by Credit Suisse Securities (USA) LLC.  Interested partners have been invited to begin reviewing the data.  The two blocks comprise over 800,000 acres and hold both oil and gas potential, with Block XXIII bordering the northern part of the Talara oil fields.

President and CEO Manolo Zúñiga commented, “I am especially excited about our successful load out and sail away of the world’s first Buoyant Tower drilling and production platform destined for installation at the Corvina field located offshore Peru. Along with our new joint venture at Block Z-1, the CX-15 is another example of our continued execution on key initiatives.  After installation of the CX-15, a drilling rig and a workover rig will be operating at the Corvina field.”

“During the coming weeks we will continue our 3D seismic acquisition on Block Z-1, and we expect to have processed a large quantity of data by year-end 2012.  We will enter 2013 with Corvina and Albacora as our principal producing assets, while determining the best future prospects to drill at Block Z-1 based on the new 3D seismic data.”

“The process to unlock further value continues, as we have recently opened the data room for onshore Blocks XIX and XXIII to interested parties.  Our future continues to look very bright as our team remains focused on growing production and reserves in a safe and responsible manner,” concluded Mr. Zúñiga.

Conference Call Information

The Company has scheduled a conference call and webcast to discuss second quarter 2012 results on Thursday, August 9, 2012, at 10:00 a.m. CDT (11:00 a.m. EDT.)   The live conference call may be accessed via the Investor Relations link, Events and Presentations section of the Company’s website at www.bpzenergy.com, or by accessing the following dial-in numbers:

US and Canada Dial-In:  (877) 293-5457

International Dial-In:  (707) 287-9344

Conference Code:  12723524

A replay of the conference call will be available at the Investor Relations section of the Company’s website.

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts for oil and gas exploration and production covering approximately 2.2 million gross acres in four properties in northwest Peru.  In partnership with Pacific Rubiales Energy Corp., the Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field.  In addition, the Company is pursuing the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador.  Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions.  These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful installation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, receipt of approvals for our joint venture partner in Block Z-1, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges.  As such PRE may be subject to different information disclosure requirements than the Company.  Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company.  The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Investor and Media Contact:

A. Pierre Dubois
Investor Relations & Corporate Communications
BPZ Energy
(281) 752-1240
pierre_dubois@bpzenergy.com